Exhibit 99.1

CNX Gas Reports Record Net Income and Production

Pittsburgh, PA (April 26, 2006) – CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended March 31, 2006 of $45.9 million, or $0.30 per diluted share, compared with net income of $26.5 million for the quarter ended March 31, 2005. Production was 13.6 billion cubic feet (Bcf), or 151.5 million cubic feet per day (MMcf/d), for the quarter ended March 31, 2006, up 11% from the 12.3 Bcf, or 136.6 MMcf/d, for the quarter ended March 31, 2005. Both the quarterly net income and production were Company records. The March 31, 2006 quarter included (pre-tax) proceeds from business interruption insurance of $3.0 million related to an incident at an affiliated mine in the first half of 2005.

Nicholas J. DeIuliis, president and chief executive officer, said, “I am very gratified to see such excellent results from our first quarter as a public company. I feel that our employees have coalesced as a team to bring the focus, the discipline, and the results that were anticipated last year when CNX Gas was established. For example, in the third quarter of 2005, CNX Gas earned $26.1 million; in the fourth quarter, $32.6 million; and now, $45.9 million. While we’re clearly benefiting from higher prices, we’re also accelerating our drilling and production while prudently managing our costs.”

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS - Quarter-To-Quarter

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005
Total Revenue and Other Income	$148.2	$106.1
Net Income	$45.9	$26.5
Earnings per Share - Diluted	$0.30	$0.18	*
Net Cash from Operating Activities	$85.3	$36.5
EBITDA	$83.5	$52.2
EBIT	$74.6	$43.1
Total Period Production (Bcf)	13.6	12.3
Average Daily Production (MMcf)	151.5	136.6
Capital Expenditures	$40.2	$10.8

Financial results are in millions of dollars except per share amounts. Production results are net of royalties. *Pro forma earnings per share for the March 2005 quarter assumes the same number of shares outstanding as the March 2006 quarter.

The price realized for the Company’s gas production, including the effects of hedging, was $7.81 per Mcf for the quarter ended March 31, 2006. This was up 33% from the $5.88 per Mcf received for the quarter ended March 31, 2005. Unit costs for Company production, exclusive of royalties, were $2.73 per Mcf in the just-ended quarter, or 8% higher than the $2.52 per Mcf for the quarter ended March 31, 2005. As a result, (pre-tax) unit margins for Company production were $5.08 in the March 31, 2006 quarter, up 51% from $3.36 in the March 31, 2005 quarter.

Mr. DeIuliis commented on unit costs and margins, saying, “I believe that our results help to dispel two common myths in the industry: that unconventional gas is high cost gas and that industry unit margins may not expand much because of inflationary pressures on unit costs. With our unit costs at $2.73 for the March 2006 quarter, I fully expect CNX Gas to be among the industry low cost producers.”

“When you recall that our calendar year 2005 total unit costs were $2.72, the just-reported $2.73 per Mcf is a notable achievement. When adjusting for unit production taxes, which vary with prices, our March 2006 quarterly unit costs were actually lower than our average for calendar year 2005. Perhaps more striking is a comparison on a quarter-to-quarter basis. The increase in unit costs on this comparison can be attributed to higher production taxes caused by higher prices, and higher administration costs which were a result of becoming a stand alone, publicly traded company.”

TABLE 2

PRICE AND COST DATA PER NET MCF - Quarter-To-Quarter Comparison

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005
Average Sales Price/Mcf	$7.81	$5.88
Costs/Mcf – Production
Lifting	$0.32	$0.29
Other Production Costs	$0.16	$0.29
Administration	$0.51	$0.32
DD&A	$0.43	$0.53
Production Taxes	$0.26	$0.18
Costs/Mcf – Gathering
Operating Costs	$0.63	$0.59
Transportation	$0.19	$0.09
DD&A	$0.23	$0.23
Total Costs/Mcf	$2.73	$2.52

Includes amounts attributable to equity in affiliates.

Operations Update

During the quarter ended March 31, 2006, CNX Gas began production from 68 coalbed methane wells in Central Appalachia and one in Northern Appalachia. These figures are exclusive of gob wells. The Northern Appalachia 2006 drilling program will begin in a few weeks as refurbished rigs begin to arrive. In Tennessee, 1.25 net wells began production in the first quarter.

Production in the March 2006 quarter was also higher than the March 2005 quarter because of increased recoveries of gob gas.

Also during the first quarter, CNX Gas employees worked another quarter without having a lost time accident. The Company regrets to report, however, that one of our contractors suffered a fatality.

Financial Update

The Company ended the quarter with cash on hand of $65.4 million, up sharply from the $20.1 million at December 31, 2005, despite having capital expenditures of $40.2 million in the March 2006 quarter. CNX Gas has outstanding letters of credit of $16.8 million, but otherwise has no drawn amounts on its $200 million credit facility.

Mr. DeIuliis further commented, “Our management team is focused on key return criteria such as return on capital employed (ROCE). For the just-ended quarter, we achieved, on an annualized basis, a 28.3% return on capital employed. We feel this parameter is the best measure of the efficient deployment of capital in the long term. It is our expectation to be an industry leader in this parameter by continuing to work accident-free, remaining a low-cost producer, and steadily increasing production.”

Guidance

The three-year guidance remains unchanged from the previous quarter:

TABLE 3

GUIDANCE: Three-Year

	2006	2007	2008
Total Period Production (Bcf)	55.7	64.9	76.2
Production Growth	15%	16%	17%
Volumes Hedged (Bcf)	17.0	7.4	7.4
Average Hedge Price ($/Mcf)	7.42	7.67	7.20
Capital Expenditures ($MM)	190	222	233

“We remain committed to our 2006-2008 guidance,” commented Mr. DeIuliis. “Clearly, we are off to a fine start with production in 2006. Looking to the second quarter, I expect production to come in slightly below the first quarter, allowing for normal summer pipeline maintenance curtailments from a non-affiliated interstate pipeline, a longwall move at Buchanan Mine, and the sealing of another mine, VP-8.”

In late summer of 2006, CNX Gas is expecting to see the completion of the Jewell Ridge lateral, which will provide a second outlet to eastern markets for transporting growing Central Appalachia production volumes and mitigate single-pipeline curtailment impacts.

CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the Company’s first quarter results. The teleconference can be heard “live” at the investor relations portion of the Company web site: www.cnxgas.com.

Description

CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States.

Contact:

Dan Zajdel

Director - Investor and Public Relations

(412) 854-6719

danzajdel@cnxgas.com

www.cnxgas.com

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CNX Gas because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005
Net Income	$45,876	$26,526

Add: Interest Expense	7	—
Less: Interest Income	370	—
Add: Income Taxes	29,061	16,605

Earnings Before Interest & Taxes (EBIT)	$74,574	$43,131

Add: Depreciation, Depletion, & Amortization	8,904	9,100

EBITDA	$83,478	$52,231

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	Quarter Ended March 31, 2006	Quarter Ended December 31, 2005
Total assets	$946,656	$874,856
Less liabilities:
Total current liabilities	(79,872)	(86,158)
Total long-term liabilities	(119,613)	(109,226)

Total Capital Employed	$747,171	$679,472

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the March 2006 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Return on Capital Employed	Quarter Ended March 31, 2006
Net Income	$45,876
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(4)

Total financing costs	(4)

Earnings excluding financing costs	$45,880
Average capital employed	$713,322
Return on average capital employed	6.4%
Return on average capital employed-annualized	28.3%

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; our inability to retain and attract key personnel; our joint venture arrangements; the effects of government regulation and permitting and other legal requirements; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy Inc.; and other factors discussed in our 2005 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission (SEC). These factors and others could cause actual results to differ materially from the forward looking statements contained in this press release.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For The Three Months Ended March 31,
	2006	2005
Revenue and Other Income:
Outside Sales	$104,184	$70,125
Related Party Sales	1,630	1,698
Purchased Gas Sales	35,768	31,719
Other Income	6,641	2,508

Total Revenue and Other Income	148,223	106,050
Costs and Expenses:
Lifting Costs	7,679	5,704
Gathering and Compression Costs	11,861	8,729
Purchased Gas Costs	36,181	31,931
Other	1,829	3,342
Equity in (Earnings) Loss of Affiliates	(147)	351
General and Administrative	6,972	3,762
Depreciation, Depletion and Amortization	8,904	9,100
Interest Expense	7	—

Total Costs and Expenses	73,286	62,919

Earnings Before Income Taxes	74,937	43,131
Income Taxes	29,061	16,605

Net Income	$45,876	$26,526

Earnings per share:
Basic	$0.30	$0.21

Diluted	$0.30	$0.21

Weighted Average Number of Common Shares Outstanding:
Basic	150,833,334	122,896,667

Dilutive	150,931,545	122,988,359